Exhibit 10.2

COCA-COLA PLAZA

ATLANTA, GEORGIA

JAMES R. QUINCEY	ADDRESS REPLY TO:
PRESIDENT & CHIEF EXECUTIVE OFFICER	P.O. BOX 1734
THE COCA-COLA COMPANY	ATLANTA, GA 30301

October 18, 2018

Brian Smith

The Coca-Cola Company

Atlanta, Georgia

Dear Brian,

We are delighted to confirm your new position as President and Chief Operating Officer, Grade 24, with an effective date of January 1, 2019. You will report to me. The information contained in this letter provides details of your new position.

•	Your principal place of assignment will be Atlanta, Georgia.

•	Your annual base salary for your new position will be USD 850,000.

•	You will continue to be eligible to participate in the annual Performance Incentive Plan. Your target annual incentive is 175% of annual base salary. The actual amount of an incentive award may vary and is based on individual performance and the financial performance of the Company. Awards are made at the discretion of the Compensation Committee of the Board of Directors. The plan may be modified from time to time.

•	You will continue to be eligible to participate in The Coca-Cola Company’s Long-Term Incentive program. Awards are made at the discretion of the Compensation Committee of the Board of Directors based upon recommendations by Senior Management. You will be eligible to receive long-term incentive awards within guidelines for the job grade assigned to your position and based upon your personal performance, Company performance, and leadership potential to add value to the Company in the future. As a discretionary program, the award timing, frequency, size and mix of award vehicles are variable.

•	You are expected to continue to maintain share ownership pursuant to the Company’s share ownership guidelines at a level equal to five times your base salary. Because this represents an increase from your prior target level, you will have an additional two years, or until December 31, 2020, to meet your requirement. You will be asked to provide information in December each year on your progress toward your ownership goal, and that information will be reviewed with the Compensation Committee of the Board of Directors the following February.

October 18, 2018

•	You will be able to utilize the Company owned aircraft for business use. You, and your immediate family traveling with you, may also utilize the Company owned aircraft for reasonable personal use. Any such personal use must be pre-approved by the Chief Executive Officer. Any personal use of the aircraft by you and your immediate family members will result in imputed taxable income. There will be no tax gross-ups for you or your immediate family regarding personal aircraft use.

•	You will continue to be eligible for the Company’s Financial Planning Reimbursement Program which provides reimbursement of certain financial planning services, up to USD 10,000, subject to taxes and withholding.

•	You will continue to be eligible for the Emory Executive Health benefit which includes a comprehensive physical exam and one-on-one medical and lifestyle management consultation.

•	If you have not done so already, you are required to enter into the Agreement on Confidentiality, Non-Competition, and Non-Solicitation, as well as the Agreement Covering Inventions, Discoveries, Copyrightable Material, Trade Secrets, and Confidential Information, effective immediately.

•	This letter is provided as information and does not constitute an employment contract.

Brian, I feel certain that you will continue to find challenge, satisfaction and opportunity in this role and as we continue our journey during this important time.

Sincerely,

/s/ James Quincey

James Quincey

c:	Jason Gibbins
Executive Compensation
Executive Services

I, Brian Smith, accept this offer:

Signature:	/s/ Brian Smith

Date:	October 18, 2018